Exhibit 10.1

SEPARATION AGREEMENT

1.                                      PARTIES.

The parties to this Separation Agreement (hereinafter referred to as “Agreement”) are MELODY SHERRILL (hereinafter referred to as “Employee”) and AMERICAN WAGERING, INC. (hereinafter referred to as “Employer.”)

2.                                      CONSIDERATION.

Employee acknowledges, represents and warrants that she has given, received and accepted good, valuable and sufficient consideration for this Agreement.  In consideration of executing this Agreement, Employee agrees to resign her employment as Chief Financial Officer and her officer position as Treasurer of the American Wagering, Inc., Leroy’s Horse and Sports Place, Computerized Bookmaking Systems, Inc., AWI Manufacturing, Inc., and AWI Gaming, Inc. effective February 24, 2010.

In return, Employer shall pay to Employee a monetary amount equal to (i) three months of salary and (ii) accrued but unused paid time off, less all applicable taxes and withholdings paid by check and reported on Internal Revenue Service (“IRS”) Form W-2. The monetary amount payable to the Employee shall be made payable in three monthly installments commencing within five (5) business days following Employee’s execution of this Agreement and General Release of Claims AND THE EXPIRATION OF THE APPLICABLE TIME LIMITS SET FORTH IN PARAGRAPH 4 OF THIS AGREEMENT (IF THERE IS TO BE AN ADEA WAIVER) and continuing on the last day of the month for the second and third payments.  Employee also acknowledges that the Employer has no legal obligation to pay the compensation identified above and that it is in excess of that which the Employee is currently entitled.  Employee understands and affirms that, except as specifically set out in this Agreement, no other wages, overtime pay, vacation pay, sick pay, leave time, commissions, bonuses, benefits, or other compensation is due to Employee.

3.                                      NEUTRAL EMPLOYMENT REFERENCE.

Employee agrees that any inquiries by prospective employers regarding Employee’s employment with Employer shall be directed to Employer’s Human Resources Department and that in response to such inquiries Employer will state only Employee’s position(s), dates of employment, and salary/wages.

4.                                      RELEASE OF CLAIMS.

(A)                              Except for the specific covenants elsewhere in this Agreement, and to the extent consistent with law, Employee for himself/herself, her spouse, children, heirs, executors, administrators, successors and assigns (hereinafter “Releasors”), hereby fully and forever releases, acquits, discharges

Employee’s Initials:	Employer’s Initials:

and promises not to sue Employer, and its past, present and future parent and/or subsidiary corporations, divisions, affiliates or their successors and any past, present, or future partners, owners, joint venturers, stockholders, predecessors, successors, officers, directors, administrators, employees, agents, representatives, attorneys, heirs, executors, assigns, retirement plans and/or their trustees, and any other person, firm or corporation with whom any of them is now or may hereafter be affiliated (hereinafter “Releasees”), over any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorney’s fees, liabilities, and indemnities of any nature whatsoever, whether negligent or intentional, whether now known or unknown, including but not limited to any claims arising out of or in any manner relating to Employee’s employment with or separation from employment with Employer, whether based on race, age, disability, national origin, gender, sexual orientation, marital status, veteran status, protected activity, compensation and benefits from employment, including stock, stock options, stock option agreements and retirement plans, whether based on contract, tort, statute, or other legal or equitable theory of recovery, which from the beginning of time of the world to the date of this Agreement, Employee had, now has, or claims to have against Employer or any other person or entity described above.  Employee herewith forfeits all rights to any stock, stock options, or under any stock option agreements.

Without limiting the foregoing, this Agreement applies to any and all matters that have been or which could have been asserted in a lawsuit or in any state or federal judicial forum, up to the date of this Agreement, specifically including, but not by way of limitation, claims under the Equal Pay Act, the National Labor Relations Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Post-Civil War Reconstruction Acts, as amended (42 U.S.C. §§ 1981-1988), the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Family Medical Leave Act of 1993, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Civil Rights Act of 1991, the Pregnancy Discrimination Act, any other federal statute, any state civil rights act, any state statutory wage claim such as those contained in Chapter 608 of the Nevada Revised Statutes, any other statutory claim, any claim of wrongful discharge, any claim in tort or contract, any claim seeking declaratory, injunctive, or equitable relief, or any other claim of any type whatsoever arising out of the common law of any state (hereinafter “Released Claims”).

Employee acknowledges that there are certain specific exceptions to this release of claims.  Specifically, Employee understands that this Release does not pertain to claims for any rights to benefits under applicable workers’ compensation statutes or government-provided unemployment benefits or any claims relating to the validity of this release of claims under the Age Discrimination in Employment Act (“ADEA”), as amended.  Employee further acknowledges that this release of claims does not limit either party’s right, where applicable, to file an administrative charge with, or participate in an investigative proceeding of, any governmental agency, but does operate as a waiver of any personal recovery if related to the claims released herein.

To the extent consistent with law, should Employee breach this Paragraph and institute any court proceeding based on claims released, Employee shall indemnify and hold Employer and/or Releasees harmless from all fees, costs and expenses, including reasonable attorney’s fees incurred by and all liability imposed on Employer and/or Releases in defending against any such court proceeding, including any and all judicial appeals.

(B)                               EMPLOYEE HEREBY ACKNOWLEDGES THAT BY EXECUTING THIS AGREEMENT SHE IS AGREEING TO WAIVE ANY AND ALL RIGHTS OR CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. § 626 et. seq.  EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THE AGREEMENT. IN ADDITION, EMPLOYEE ACKNOWLEDGES THAT UPON RECEIPT OF THIS AGREEMENT, SHE HAS A PERIOD OF TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THE AGREEMENT BEFORE SIGNING IT.

EMPLOYEE FURTHER UNDERSTANDS THAT FOR A PERIOD OF SEVEN (7) DAYS FOLLOWING HER EXECUTION OF THIS AGREEMENT, SHE MAY REVOKE HER WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM AND THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE AS TO ANY SUCH WAIVER OF AN AGE DISCRIMINATION CLAIM UNTIL THE REVOCATION PERIOD HAS EXPIRED.  HOWEVER, ALL OTHER ASPECTS OF THIS AGREEMENT, EXCEPT FOR HER WAIVER OF ANY POTENTIAL AGE DISCRIMINATION CLAIM, BECOMES EFFECTIVE AT THE TIME EMPLOYEE EXECUTES THIS AGREEMENT. BY INITIALING BELOW, EMPLOYEE INDICATES THAT (SHE) HAS READ AND UNDERSTANDS THIS PARAGRAPH AND (HER) RIGHTS.

(Employee Initials)

(C)                                The parties agree that the twenty-one (21) day consideration period shall start on the date upon which this Agreement is presented to Employee or her counsel, and shall expire at midnight twenty-one (21) calendar days later.  The parties further agree that the seven (7) day revocation period shall start on the date upon which the Employee executes this Agreement, and shall expire at midnight seven (7) calendar days later.  If Employee elects to sign the Agreement and General Release prior to the end of the twenty-one (21) day consideration period, the mandatory seven (7) day revocation period will commence immediately the day after the date of execution.

(D)                               The parties hereby agree that any modifications to the proposed Agreement originally forwarded to Employee or her counsel, whether considered or deemed to be material or nonmaterial, shall not restart the twenty-one (21) day consideration period.

(E)                                 If Employee does sign this Agreement before the end of the twenty-one (21) day consideration period, she affirms that that the waiver of the twenty-one (21) day consideration period is knowing, voluntary and not induced by Employer through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the time period or by providing different terms to those persons who sign the release prior to the expiration of the time period.

5.                                      CONFIDENTIAL BUSINESS INFORMATION.

Employee hereby agrees that her affiliation with Employer has given him/her access to and familiarity with confidential information, business and trade secrets and business methods of Employer.  Employer and its successors would be irreparably injured, and the good will of Employer and its successors would be irreparably damaged if Employee were to disclose any confidential information, business or trade secrets or business methods concerning Employer.  Therefore, Employee will not use or disclose “Company Information” at any time subsequent to her execution of this Agreement, except as required by law.  “Company Information” is defined as any confidential legal, financial, marketing, business, technical, customer or other information, including specifically but not exclusively, the Employer’s marketing plans, customer data and information which Employee prepared, caused to be prepared, or received in connection with her affiliation with Employer, such as management and business plans, business strategies, customer lists, and trade secrets.  Company Information does not include: (1) information or knowledge which may now be in or subsequently may come into the public domain other than by way of unauthorized disclosure by Employee; or (2) information or knowledge which Employee is required to disclose by order of a governmental agency or court after timely notice has been provided to Employer of such order.

6.                                      COMPANY PROPERTY.

Employee, upon execution of this Agreement, shall return to Employer (if she has not already done so), all “Company Property,” defined as including, but not limited to, motor vehicles, keys, access cards, files, memoranda, reports, software, credit cards, computer disks, customer data, instructional and management manuals, books, cellular phones and computer equipment, and all tangible company property not purchased from Employer and all documents containing Company Information, as well as any copies of such property.  Employee agrees that she will not retain copies, duplicates, reproductions or excerpts of Company Information, except to the extent the Company Information relates to his salary, benefits and/or compensation from Employer.  Should Employer have to initiate litigation for monetary or injunctive relief based upon Employee’s breach of Paragraphs 5 or 6, it shall be entitled to recover from Employee its costs and attorney’s fees.

7.                                      NON-COMPETITION AND NON-SOLICITATION.

a.               Non-Competition:

i)                 The Employee agrees that for a period of six (6) months immediately following the execution of this Agreement, the Employee shall not be employed by or perform independent contract services in the State of Nevada for any entity engaged in the race and sports business, including but not limited to, offering financial services or project management services to an entity that desires to exploit the Employee’s knowledge of the race and sports business—gained as a direct result of the Employee’s employment with Employer.  For example, the Employee may take an employment position with or perform consulting services for (i) a hotel/casino entity that operates a race and sports book and/or (ii) vendors of race and sports book hardware and/or software so long as the Employee’s job description or actual job duties do not permit the Employee to use or exploit her knowledge of the race and sports book industry, including but not limited to confidential information and/ trade secrets of the Employer or any of its subsidiaries, in the performance of her duties.

b.              Non-Solicitation

i)                 Further, the Employee expressly covenants and agrees that for a period of six (6) months immediately following the execution of this Agreement, she will not: (i) induce, attempt to induce, or encourage, or cooperate in, cause, or permit any person or entity to induce or encourage, any employees or agents of the Employer to terminate or materially alter any relationship with the Employer; (ii) take any action to disturb the existing business and/or customer relationships of the Employer and/or solicit business or referral sources from Employer’s customers or vendors; or (iii) induce, attempt to induce, or encourage, or cooperate in, cause, or permit any person or entity to induce or encourage any of Employer’s customer’s or vendor’s to terminate or materially alter any relationship with the Employer.

The parties agree that the restrictions and limitations contained in this Section 7 are reasonable as to scope and duration and are necessary to protect the Employer’s interests and to preserve for Employer the competitive advantage derived from maintaining its business practices, unconsolidated financials, information, trade secrets, and business relationships as confidential.  In the event that any of the restrictions and limitations contained in this Section are deemed to exceed the time or geographic limitations permitted by Nevada law, then such provisions of this Section shall be reformed to the maximum time and geographic limitations permitted by Nevada law.

8.                                      NO ADMISSION.

The parties agree that this Agreement constitutes the good faith, fair and equitable dissolution of their employment relationship.  The parties further agree that the offer of a severance agreement to Employee, the entry into this Agreement, or performance of the terms and covenants of this Agreement are not and shall not in any way be construed as admissions by any party as to the merits of any party’s positions, claims and/or disputes they may have with respect to the other.

9.                                      DISSOLUTION.

The parties agree that this Agreement is intended to cause the complete and final dissolution of their employment relationship.  As such, in consideration of the covenants set forth in this Agreement, Employee agrees to resign her employment and, and to the extent allowed by law, waives any rights to reinstatement and shall not apply for or accept employment with Employer, or any parent, subsidiary, affiliate entity of Employer, or successor thereof.

10.                               NON-DISPARAGEMENT.

Employee agrees that she shall not make, issue or produce any disparaging comments, whether orally or in writing, about Employer or its representatives, including the Releasors as defined in Paragraph 4(a) above, including but not limited to statements in e-mails, Internet blogs, and on-line social networks, such as Facebook, MySpace, and Twitter.  Nothing herein prohibits Employee from responding to a court or government agency order, subpoena or inquiry concerning any matter related to this Agreement or Employee’s employment.  In turn, Employer agrees that upon Employer’s execution of this Agreement and for so long as they remain in its employ Vic Salerno and Terina Salerno, Esq. shall not make, issue or produce any disparaging comments, whether orally or in writing, about Employee, including the Releasees as defined in Paragraph 4(a) above, including but not limited to statements in e-mails, Internet blogs, and on-line social networks, such as Facebook, MySpace, and Twitter.  Nothing herein prohibits said individuals from responding to a court or government agency order, subpoena or inquiry or a request from a member of the Board of Directors, shareholder, or other individual employed by American Wagering, Inc.  or its parent, subsidiary or affiliated entities with a business need to know, any matter related to this Agreement or Employee’s employment.  Upon breach of this Paragraph either party may immediately apply for injunctive relief from any court with jurisdiction over the breach of this Agreement and the prevailing party will be entitled to recover its costs and reasonable attorney’s fees.

11.                               KNOWLEDGE OF EMPLOYEE.

Employee represents that she is not aware of any conduct by Employer or its agents that may violate any federal, state, or local law, rule, or regulation that has not already been reported by Employee in writing to Employer.

12.                               REPRESENTATIONS.

Employee represents and agrees that she has not relied upon any representations by Employer or Releasees concerning the terms or effects of this Agreement other than those expressly contained in this Agreement.

13.                               UNKNOWN FACTS OR CLAIMS REGARDING THE MATTERS RELEASED.

Employee expressly acknowledges her understanding there may exist damages or claims in her favor pertaining to the matters released of which she has no knowledge, reason to know, or suspicion at the time of execution of this Agreement.  Employee acknowledges further that she may discover facts different from or in addition to those she now knows or believes to be true with respect to the actions of those persons released in Paragraph 4 above prior to the date of this Agreement.  Employee acknowledges this Agreement shall apply to all such unknown and unanticipated damages or claims as well as to those now known or disclosed, and, further, that this Agreement shall remain in full force and effect in all respects notwithstanding any such different or additional facts.

14.                               NO OTHER CLAIMS.

Employee represents that she has no lawsuits, claims, charges, complaints or demands of any kind whatsoever currently pending against Employer or Releasees with any local, state, or federal government agency based upon events occurring prior to and including the date of execution of this Agreement.

15.                               ASSIGNMENT/TRANSFER.

Employee represents and warrants that she has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity not a signatory to this Agreement any claim or matter herein released, disclaimed, or discharged.  Employee agrees to indemnify and hold harmless Employer against any liability or loss or for any cost, expense, judgment, or settlement arising in connection with any such assignment or transfer.

16.                               ENFORCEMENT.

This Agreement shall be construed and interpreted in accordance with the laws of the State of Nevada and/or federal law, as applicable. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in Clark County, Nevada and consent to the personal jurisdiction and venue over each of them by these courts for such purpose(s).

17.                               SEVERABILITY.

If any portion, provision, or part of this Agreement is held, determined or adjudicated to be invalid, unenforceable or void for any reason whatsoever, each such portion, provision or part of this Agreement shall be severed from the remaining portions, provisions or parts of this Agreement and shall not affect the validity or enforceability of such remaining portions, provisions or parts.

18.                               MERGER.

This Agreement constitutes a single integrated contract expressing the entire agreement of the parties hereto.  There are no other agreements, written or oral, express or implied, between the parties hereto concerning the subject matter hereof except the agreements as set forth in this Agreement.  No amendment of, addition to, or modification of this Agreement shall be effective unless the same is in writing and signed by both of the parties.

19.                               AMBIGUITY.

Each party to this Agreement and her/its attorney(s) have reviewed this Agreement, and accordingly the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in any interpretation of this Agreement.

20.                               COUNTERPARTS.

This Agreement may be executed as one or more counterparts, and each such counterpart shall be deemed an original as to the party to be charged.

21.                               HEADINGS.

The headings of the Paragraphs of this Agreement are for convenience only and shall not affect the construction or interpretation of any of its provisions.

22.                               REVIEW/UNDERSTANDING OF AGREEMENT.

Employee further states that she has carefully read this Agreement, was afforded the opportunity to seek and consult with counsel, that the only promises made to him/her to sign the Agreement are those stated above, and that she is signing this Agreement freely, voluntarily, and with full knowledge of its terms and consequences.

DATED this 24 day of February, 2010.

AMERICAN WAGERING, INC.

/s/ Melody Sherrill	By:	/s/ Vic Salerno
Melody Sherrill	Name:	Vic Salerno
	Title:	Chief Executive Officer

STATE OF NEVADA                             )

) ss.

COUNTY OF CLARK                             )

On this 24th day of February       , 2010, personally appeared before me, a notary public, Melody Sherrill, known (or proved) to me to be the person whose name is subscribed to the above instrument, who acknowledged that (she) executed the above document.

(SEAL)

/s/ Nicole M. Bell
Notary Public